Skye Bioscience, Inc.
Skye Bioscience, Inc. 2014 Omnibus Incentive Plan, as amended
Restricted Stock Unit Agreement

Skye Bioscience, Inc., a Nevada corporation, (the “Company”), hereby grants Restricted Stock Units (to the individual named below as the Participant, subject to the vesting requirements and other terms and conditions set forth in this Restricted Stock Unit Agreement, including the attached Terms and Conditions and any appendix attached hereto (together, the “Agreement”). This grant is subject to the terms and conditions set forth in this Agreement and the Skye Bioscience, Inc. 2014 Omnibus Incentive Plan, as amended (the “Plan”). Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
Grant Date: ______________, 2022 (“Grant Date”)
Participant: _________________
Number of Restricted Stock Units:     _________
Vesting Schedule:    The Restricted Stock Units shall vest as follows, subject to the terms of this Agreement:

Vesting Date	% of Restricted Stock Units Vesting
December 14, 2022	33.33%
December 14, 2023	33.33%
December 14, 2024	33.34%
    The cumulative number of Restricted Stock Units vested as of each Vesting Date shall be rounded down the nearest whole number.
    Notwithstanding the foregoing, all unvested Restricted Stock Units shall vest upon the earlier of (i) a Change in Control, or (ii) your Termination of Service due to death or Disability (as defined in the Terms and Conditions); provided, that a transaction will not constitute a Change in Control if, to the extent necessary to avoid the imposition of taxes or penalties under Section 409A of the Code, it is not a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5).
By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company’s selected broker or third-party administrator), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent unless otherwise stated herein.

The Participant has reviewed the Plan and this Agreement in their entirety and has had an opportunity to obtain the advice of counsel prior to executing this Agreement. The Participant further agrees to notify the Company upon any change in the residence address.

                            SKYE BIOSCIENCE, INC.:

Participant:                         By
Date:             Name:
                            Title:
                            Date:

Skye Bioscience, Inc.
Skye Bioscience, Inc. 2014 Omnibus Incentive Plan, as amended
Restricted Stock Unit Agreement
Terms and Conditions

Transfer Restriction
Your Restricted Stock Units may not be sold, transferred, disposed, assigned, pledged or hypothecated, whether by operation of Applicable Laws (as defined below) or otherwise, other than by will or by the laws of descent or distribution or court order, nor may the Restricted Stock Units be made subject to execution, attachment or similar process. For purposes of this Agreement, “Applicable Laws” means the requirements applicable to the Plan and this Agreement under (i) U.S. or non-U.S. federal, state and local securities, tax and other applicable laws, rules, regulations ordinance or published administrative guidance or position, (ii) the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, and (iii) generally accepted accounting principles or international financial reporting standards.

Vesting
Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall be unvested as of the Grant Date and shall vest in installment on the applicable vesting date set forth in the Vesting Schedule (a “Vesting Date”). Upon your Termination of Service due to death or Disability, all unvested Restricted Stock Units shall vest immediately. For purposes of this Agreement, a Termination of Service based upon “Disability” means a Termination of Service by the Company based upon your entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as the case may be, as in effect on the date of termination; provided, however, that if you are not a participant in the Company’s long-term disability plan or policy on the date of termination, your Termination of Service will still be considered based upon Disability if you would have been entitled to benefits under the Company’s long-term disability plan or policy had you been a participant on your date of termination. Notwithstanding anything in this Agreement to the contrary, the settlement of your Restricted Stock Units which vest upon your Termination of Service due to Disability may, if necessary to avoid the imposition of taxes or penalties under Section 409A of the Code, continue to be based on the Vesting Dates following your Termination of Service.

Settlement of Vested Restricted Stock Units
Upon vesting of the Restricted Stock Units, the Shares underlying such Restricted Stock Units will be delivered to you as soon as practicable and no later than 30 days following the applicable Vesting Date.
Upon issuance of such Shares, the Company shall record the share issuance on the records of the Company or its transfer agents or registrars. The Company may deliver such Shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, or may retain such Shares in uncertificated book-entry form.

Tax Withholding
(a) Ultimate Liability for Tax-Related Items. Regardless of any action the Company or an Affiliate to whom you provide services (your “Employer”) takes, the ultimate liability for all income tax, payroll tax, social insurance, payment on account, fringe benefits tax, employment tax, stamp tax, any applicable foreign taxes or other tax-related items related to the Restricted Stock Units and/or your participation in the Plan and legally applicable to you (“Tax-Related Items”)is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer.
(b) Tax Withholding. By accepting this award of Restricted Stock Units, you authorize the Company and the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) withholding Shares otherwise issuable upon vesting of your Restricted Stock Units; or (iii) authorizing a sell-to-cover transaction, which involves the automatic sale by the broker (as selected by the Board), through one or more block trades, of the number of your Shares with the value necessary to satisfy the tax withholding obligations, the assignment to the Company of the proceeds of the sale for subsequent payment to the relevant tax authorities, and the release or delivery to you of the remaining Shares. Notwithstanding the foregoing, if you are an officer of the Company whom the Board has determined is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, unless otherwise determined by the Board, the Shares will be delivered net of any Tax-Related Items as the Company determines necessary to satisfy the applicable withholding obligations.
If the obligation for Tax-Related Items is satisfied by withholding in Shares (i.e., the withholding method described in (ii) or (iii)), you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock.
If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
(c) Disclaimer. You further acknowledge that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.
(d) Employees Taxed in Multiple Tax Jurisdictions. If you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.[1]

Code Section 409A	It is intended that the terms of this Agreement will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with that intent. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 409A of the Code.
1 Note to Draft: This net settlement method is hardwired in the draft that we received. The current draft limits a hardwired net settlement (with Company-reserved discretion) to Section16 officers to give the company flexibility to settle the RSUs in any of the three method described above. We are happy to discuss approach.

Termination of Service	Upon your Termination of Service for any reason other than death or Disability, except as specifically provided above in the Vesting Section or as may be provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after such Termination of Service and you will forfeit all Restricted Stock Units that have not yet vested as of your last day of service without payment of any consideration.
Leaves of Absence	For purposes of these Restricted Stock Units, you are not treated as having a Termination of Service solely because you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued service crediting, or if continued service crediting is required by Applicable Laws. The Company will determine, in its sole discretion, whether and when a leave of absence constitutes a Termination of Service under the Plan.
Retention Rights	Neither your Restricted Stock Units nor this Agreement give you the right to be retained by the Company, the Employer or any Affiliate in any capacity and your service may be terminated at any time and for any reason.
Shareholder Rights	You have no rights as a shareholder unless and until the Shares relating to the Restricted Stock Units have been issued to you (or an appropriate book entry has been made). If the Company pays a dividend on its Common Stock, you will not be entitled to receive such dividend or dividend equivalent right with regard to the unissued Shares underlying the Restricted Stock Units.
Nature of Grant
In accepting the grant of the Restricted Stock Units, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;
(d)your participation in the Plan is voluntary;
(e)the Restricted Stock Units and the Shares underlying the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(f)the Restricted Stock Unit grant and your participation in the Plan will not be interpreted to form or amend a service contract or relationship with the Company or any Affiliate;
(g)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from your Termination of Service (for any reason whatsoever and whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), and in consideration of the grant of the Restricted Stock Units, you irrevocably agree never to institute any claim against the Company, the Employer or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting this award of Restricted Stock Units, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(i)in the event of a Termination of Service (whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services to the Company or any Affiliate as a service provider and will not be extended by any notice period mandated under local law (e.g., active service as a service provider would not include a period of “garden leave” or similar period); the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Restricted Stock Units grant;
(j)the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock (including a Change in Control);
(k)The Restricted Stock Units and the Shares underlying the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate; and
(l)You acknowledge and agree that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Employer’s local currency and the U.S. dollar that may affect the value of any proceeds from the sale of Shares acquired under the Plan.[2]

2 Note to Draft: The release provisions have not been reviewed by our employment law colleagues. Please let us know if you would like to do so.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social security or social insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
You understand that Data will be transferred to such stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan.
You understand that the recipients of the Data may be located in countries having different data privacy laws and protections than your country.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.
You authorize the Company and any possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing your participation in the Plan. You understand that Data will be held only as long as necessary to implement, administer and manage your participation in the Plan.
You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative or the Company’s stock administration department. Further, you understand that you are providing the consents herein on a purely voluntary basis.
If you do not consent, or if you later revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to you or administer or maintain such awards.
Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.
For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative or the Company’s stock administration department.
Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Stock underlying your Restricted Stock Units. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Applicable Laws and Venue	The Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions. All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance hereof, shall be submitted to, and determined by, arbitration if good faith negotiations among the parties hereto, if any, do not resolve such claim, dispute or other matter. Such arbitration shall proceed in accordance with the then-current rules for arbitration established by Judicial Arbitration Mediation Services, Inc./ENDISPUTE (“JAMS”), unless the parties hereto mutually agree otherwise, and pursuant to the following procedures: (a) the Company on the one hand and you on the other hand shall appoint an arbitrator from the JAMS panel of retired judges, and those party-appointed arbitrators shall appoint a third arbitrator from the JAMS panel of retired judges within ten (10) days; if the party-appointed arbitrators fail to appoint a third arbitrator within the ten (10) days, such third arbitrator shall be appointed by JAMS in accordance with its rules; (b) reasonable discovery shall be allowed in arbitration; (c) all proceedings before the arbitrators shall be held in Orange County, California; (d) the award rendered by the arbitrators shall be final and binding, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof; (e) the award rendered by the arbitrators shall include (i) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys’ fees from the other party, (ii) the amount of such costs and fees, and (iii) an order that the losing party pay the fees and expenses of the arbitrators. The arbitrator shall by the agreement of the parties expressly be prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.[3]
3 Note to Draft: The arbitration clauses have not been reviewed by our employment law colleagues. Please let us know if you would like us to do so.

Electronic Delivery and Acceptance	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, the Company’s designated broker, the Company’s designated stock plan administrator, or their respective third parties. If you fail to submit a written rejection of this award to the Company’s Stock Administration Department prior to the date on which this award initially vests, this award shall be deemed accepted by you and the terms of this award and the Plan shall apply to the same extent as if you had accepted your award electronically via the website of the Company’s selected broker or stock plan administrator.
Entire Agreement	This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior discussions, agreements, commitments, or negotiations between the parties.
Severability	The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the award, on the Restricted Stock Units, and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
This Agreement is not a stock certificate or a negotiable instrument.